May 12, 2004




Martha L. Carter, Ph.D.
Senior Vice President and Director, U.S. Research
Institutional Shareholder Services
2099 Gaither Road
Suite 501
Rockville, MD  20850

         Re:      Governance and Directors Nominating Committee

Dear Ms. Carter:

         I am writing in response to the inquiry from ISS regarding my continued service on Comcast's Governance and Directors Nominating Committee (the "Committee"), pending approval by shareholders of a charter amendment that would both permit me to resign my position on that Committee and, in fact, prohibit my service on the Committee in the future (as well as making certain other favorable changes from the perspective of corporate governance).

         As you are aware, as currently written, Comcast's charter requires my service on the Committee so long as I am either Chairman or CEO. As a result, we have been advised by legal counsel that it would be a violation of our corporate charter for me to resign pending shareholder approval of this charter amendment. In the interim, in the event that any actions by the Committee are required, this will confirm my intention to abstain from any participation in the activities of the Committee. In addition, in the unlikely event that the charter amendment does not pass at this year's Annual Meeting, this will confirm my intention to recuse myself from any participation in the activities of the Committee in the future as well.

         Please do not hesitate to let me know if you have any further questions or concerns.

                                                        Sincerely,





                                                        Brian L. Roberts
                                                        President and CEO